Exhibit 99.1

IRIDEX Announces Preliminary Operational and Financial Results

for Fourth Quarter and Full Year 2020

MOUNTAIN VIEW, Calif., January 11, 2021 -- IRIDEX Corporation (Nasdaq: IRIX) today provided preliminary unaudited operational and financial results for the fourth quarter and full year ended January 2, 2021.

Fourth Quarter 2020

•	Total revenue expected to be $12.2 million to $12.4 million, versus $11.8 million in the fourth quarter of 2019
•	Cash and cash equivalents of approximately $11.6 million as of January 2, 2021, representing a net cash burn of $0.3 million in the fourth quarter, and $1.0 million for the full year 2020
•	Sold 13,500 Cyclo G6® probes in the fourth quarter of 2020, slightly above the prior year quarter
o	U.S. sales of Cyclo G6 probes increased by 8% compared to prior year fourth quarter, and set a new quarterly record, despite the continuing impacts of COVID-19 restrictions
•

Sold 56 Cyclo G6 Glaucoma Laser Systems in the fourth quarter, compared to 105 in the prior year quarter, reflecting COVID-19 impact on capital equipment purchases outside the US, and the Company’s shift to focusing on glaucoma procedure volumes rather than systems placements

Full Year 2020

•	Total revenue expected to be $36.2 million to $36.4 million, approximately 16% below fiscal year 2019 revenue of $43.4 million.
•	Sold 45,800 Cyclo G6 probes, compared to 51,500 in the prior year, reflecting the significant midyear impact of COVID 19 on ophthalmic procedure volume
•	Sold 173 Cyclo G6 Glaucoma Laser Systems compared to 350 in the prior year reflecting a shift in sales focus towards probe adoption and the impacts of COVID-19 on capital purchase volumes worldwide.

“As with many other companies, our business was impacted by COVID-19 during 2020, but our strong recovery and improving momentum is evident from the fourth quarter results,” said David I. Bruce, President and CEO of IRIDEX. “Total revenue and Cyclo G6 probe sales exceeded the pre-pandemic levels from the prior year quarter. This was achieved simultaneously with highly focused expense management, resulting in net cash burn of only $1.0 million for the entire year.”

Bruce continued, “Product improvements contributed to the strength of our business in both Glaucoma and Retina segments. Release of an improved MicroPulse P3 probe in late 2019 helped drive increased adoption in 2020, leading to quarterly records for Cyclo G6 probes sales in both the third and fourth quarters. Strength in Retina product sales reflected our improved competitive position thanks to several product enhancements released in 2020, including the introduction of the LIO Plus, a Laser Indirect Ophthalmoscope (LIO). Our momentum is expected to continue in the new year, including the launch of a new 810 wavelength laser, the first in a family of new lasers offering substantial savings in manufacturing costs and gross margin improvement,” concluded Bruce.

These preliminary results are based on management's initial analysis of operations for the quarter and year ended January 2, 2021 and are subject to completion of the Company’s year-end financial reporting processes, further internal review and audit by the Company's external auditors.

About IRIDEX
IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the demand for and utilization of the Company's products, expectations for growth, and the Company’s unaudited results for the fourth quarter and fiscal year 2020. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@iridex.com